Exhibit 99.1

NGP Capital Resources Company

PRESS RELEASE

NGP Capital Resources Company – Update on Investment Activity

HOUSTON, TEXAS, December 20, 2004 – NGP Capital Resources Company (Nasdaq symbol: NGPC) today announced that it has completed two portfolio investments in debt securities of private oil and gas production companies in an aggregate amount of approximately $67 million (constituting over 25% of its net investment capital).

CEO John Homier stated that . . .“we are pleased with our progress in making investments during our first five weeks since our IPO. We believe that the quality of our initial investments and the investment opportunities that we are seeing has been as good as we anticipated at the time of our offering. We look forward to this continuing into 2005.”

Additional information regarding the investment portfolio of NGPC will be included in the financial statements for the period ended December 31, 2004.

About NGP Capital Resources Company

NGP Capital Resources Company is a new financial services company organized by Natural Gas Partners to invest primarily in debt securities of small and mid-size energy companies. NGP Capital Resources Company’s investment objective is to generate both current income and capital appreciation primarily through debt investments with certain equity components. Natural Gas Partners, founded in 1988, is a leading provider of private equity capital and sponsorship to the energy industry.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

Contact:

NGP Capital Resources Company, Houston

Steve Gardner

713-752-0062

Investor_relations@ngpcrc.com